Exhibit 99.1

April 26, 2023	Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
856-955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com
AMERICAN WATER REPORTS STRONG FIRST QUARTER 2023 RESULTS
AFFIRMS 2023 GUIDANCE AND LONG-TERM TARGETS

•First quarter 2023 earnings of $0.91 per share, compared to $0.87 per share in 2022
•2023 earnings per share guidance range of $4.72 to $4.82 affirmed, long-term targets also affirmed
•Invested $538 million in the first three months of the year; total capital plan on track to invest approximately $2.9 billion in 2023
•Sold 12,650,000 shares of common stock on March 3, 2023, for net proceeds of approximately $1.7 billion
•Announced agreements to purchase the assets related to the wastewater system of Towamencin Municipal Authority in Pennsylvania for a purchase price of $104 million and the wastewater treatment plant from Granite City in Illinois for a purchase price of $83 million
•Published the 2022 Environmental, Social and Governance Data Summary and the Inclusion, Diversity & Equity Summary, part of the Company’s commitment to data transparency and sharing timely information on key ESG and diversity metrics
CAMDEN, N.J., April 26, 2023 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended March 31, 2023, of $0.91 per share, compared to $0.87 per share in 2022.
“We’re off to a great start to the year,” said M. Susan Hardwick, president and CEO of American Water. “Our investments in infrastructure and our success signing new purchase agreements for regulated acquisitions has set the stage well for achieving our expected growth in 2023 and beyond."

“We also successfully executed the 2023 planned equity issuance in March. In total $1.7 billion was issued, reflecting an upsized offering made possible by very strong demand for our securities. We are very pleased with the interest by investors in the company, both existing and new shareholders. Having the issue completed allows us to be very focused on executing on our plan. With this action and solid first quarter results, we are on track to meet our 2023 objectives,” said Hardwick.
2023 EPS Guidance and Long-Term Financial Targets Affirmed
The Company affirms its 2023 earnings per share guidance range of $4.72 to $4.82. The Company also affirms its long-term financial targets for the 2023-2027 period announced in Nov. 2022, including its long-term EPS and dividend growth rate targets of 7-9%. The Company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Cautionary Statement Concerning Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly, and current reports filed with the Securities and Exchange Commission (“SEC”). All statements related to earnings and earnings per share refer to diluted earnings and earnings per share.

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Consolidated Results
For the three months ended March 31, 2023, earnings per share were $0.91, compared to $0.87 per share in the same period in 2022. These increases were primarily driven by the implementation of new rates in the Regulated Businesses for the recovery of capital and acquisition investments, offset somewhat by impacts from inflationary pressures on production costs and higher interest costs since mid-2022. Approximately 75% of the estimated impact of inflation on chemicals, power and other fuel, and from higher pension costs and interest rates, are reflected in higher revenues in 2023 from rate cases recently completed.
The Company is on track to meet its capital investment plan for the year with investments of $538 million in the first three months of 2023, including $532 million for infrastructure improvements and replacements in the Regulated Businesses. The Company plans to invest a total of approximately $2.9 billion across its footprint in 2023, including approximately $0.4 billion for acquisitions. As of March 31, 2023, the Company had $481 million of acquisitions under agreement, including Pennsylvania American Water’s agreement announced in March 2023 to purchase the wastewater system assets of Towamencin Township for $104 million. In addition, in April 2023, Illinois American Water announced an agreement to purchase the assets of the wastewater treatment plant from Granite City for $83 million, adding further to the Company’s acquisitions under agreement.
Regulated Businesses
In the first quarter of 2023, Regulated Businesses’ net income was $174 million, compared to $160 million for the same period in 2022.
Operating revenues increased $82 million for the three months ended March 31, 2023, as compared to 2022. The increase in operating revenues was primarily a result of authorized revenue increases from completed general rate cases and infrastructure proceedings for the recovery of incremental capital and acquisition investments.
To date, the Company has been authorized additional annualized revenues of approximately $229 million from general rate cases in 2023. Further, approximately $50 million of additional annualized revenues from infrastructure surcharges have been authorized and are effective in 2023. The Company has general rate cases in progress in three jurisdictions, and has filed for infrastructure surcharges in two jurisdictions, reflecting a total annualized revenue request of approximately $144 million.
Operation and maintenance (“O&M”) expenses were higher by $15 million for the three months ended March 31, 2023, as compared to 2022, primarily due to increases in production costs from inflationary pressures that began to accelerate in mid-2022. Depreciation expense was higher by $14 million in the same period due to the growing capital investment. Also, interest expense was higher by $17 million due to additional long-term debt and higher rates on short-term debt.
For the 12-month period ended March 31, 2023, the Company’s adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) was 33.6%, compared to 33.9% for the 12-month period ended March 31, 2022. The ratio reflects an increase in operating revenues for the Regulated Businesses, after considering the adjustment for the amortization of the excess accumulated deferred income taxes (“EADIT”) shown in the table below, as well as the continued focus on operating costs.
Dividends
On March 1, 2023, the Company paid a quarterly cash dividend of $0.6550 per share to shareholders of record as of February 7, 2023.
On April 26, 2023, the Company’s Board of Directors declared a quarterly cash dividend payment of $0.7075 per share of common stock, an 8.0% increase over the prior quarterly dividend, payable on June 1, 2023, to shareholders of record as of May 9, 2023.
2023 First Quarter Earnings Conference Call
The conference call to discuss first quarter 2023 earnings will take place on Thursday, April 27, 2023, at 9 a.m. Eastern Daylight Time. Interested parties may listen to an audio webcast through a link on the Company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online in advance at ir.amwater.com. The Company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, a replay of the audio webcast will be available for one year on American Water’s investor relations website at ir.amwater.com/events.

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Non-GAAP Financial Measures
This press release includes a presentation of adjusted regulated O&M efficiency ratio, a “non-GAAP financial measure” under SEC rules, which excludes from its calculation estimated purchased water revenues and purchased water expenses, reductions for the amortization of EADIT, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. These items were excluded from the O&M efficiency ratio calculation as they do not reflect management’s ability to increase the efficiency of the Regulated Businesses. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the Company’s GAAP disclosures and should be considered as an addition to, and not a substitute for, any GAAP measure.
Management evaluates its operating performance using this ratio and believes that this non-GAAP financial measure is useful to the Company’s investors because it directly measures improvement in the operating performance and efficiency of the Company’s Regulated Businesses. The Company’s adjusted regulated O&M efficiency ratio (i) is not an accounting measure that is based on GAAP; (ii) is not based on a standard, objective industry definition or method of calculation; (iii) may not be comparable to other companies’ operating measures; and (iv) should not be used in place of the GAAP information provided elsewhere in this press release.
Set forth in this release is a table that calculates the Company’s adjusted regulated O&M efficiency ratio and reconciles each of the components used to calculate this ratio to the most directly comparable GAAP financial measure.
About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The Company employs approximately 6,500 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to over 14 million people in 24 states. More information can be found by visiting amwater.com and follow American Water on Twitter, Facebook and LinkedIn.
Throughout this press release, unless the context otherwise requires, references to the “Company” and “American Water” mean American Water Works Company, Inc. and all of its subsidiaries, taken together as a whole.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2023 earnings guidance, the Company’s long-term financial, growth and dividend targets, future capital needs, the ability to achieve the Company’s strategies and goals, including with respect to its ESG focus, the outcome of the Company’s pending acquisition activity, the amount and allocation of projected capital expenditures, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “likely,” “uncertain,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water and energy, such as may result from conservation efforts, or otherwise; a loss of one or more large industrial or commercial customers due to adverse economic conditions, or other factors; limitations on the availability of the Company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; changes in laws, governmental regulations and policies, including with respect to the environment, health and safety, data and consumer privacy, security and protection, water quality and water quality accountability, contaminants of emerging concern, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; the Company’s ability to collect, distribute, use, secure and store consumer data in compliance with current or future governmental laws, regulation and policies with respect to data and consumer privacy, security and protection; weather conditions and events, climate variability patterns,

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and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the Company’s aging infrastructure, and its ability to appropriately improve the resiliency of, or maintain and replace, current or future infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the Company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means; the Company’s ability to obtain permits and other approvals for projects and construction of various water and wastewater facilities; changes in the Company’s capital requirements; the Company’s ability to control operating expenses and to achieve operating efficiencies; the intentional or unintentional actions of a third party, including contamination of the Company’s water supplies or the water provided to its customers; the Company’s ability to obtain and have delivered adequate and cost-effective supplies of pipe, equipment (including personal protective equipment), chemicals, power and other fuel, water and other raw materials and to address or mitigate supply chain constraints that may result in delays or shortages in, as well as increased costs of, supplies, products and materials that are critical to or used in the Company’s business operations; the Company’s ability to successfully meet its operational growth projections, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations, the Company’s Military Services Group entering into new military installation contracts, price redeterminations and other agreements and contracts with the U.S. government, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties following the completion of the sale of the Company’s former Homeowner Services Group (“HOS”), including the Company’s ability to receive contingent consideration provided for in the HOS sale as well as amounts due, payable and owing to the Company under the seller note when due, and the ability of the Company to redeploy successfully and timely the net proceeds of this transaction into the Company’s Regulated Businesses; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of the Company’s operations; the Company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the Company’s ability to maintain safe work sites; the Company’s exposure to liabilities related to environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers; the ability of energy providers, state governments and other third parties to achieve or fulfill their greenhouse gas emission reduction goals, including without limitation through state renewable portfolio standards and carbon transition plans; changes in general economic, political, business and financial market conditions; access to sufficient debt and/or equity capital on satisfactory terms and as needed to support operations and capital expenditures; fluctuations in inflation or interest rates and the Company’s ability to address or mitigate the impacts thereof; the ability to comply with affirmative or negative covenants in the current or future indebtedness of the Company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks or other communications by credit rating agencies with respect to the Company or any of its subsidiaries (or any current or future indebtedness thereof), which could increase financing costs or funding requirements and affect the Company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of, or assumptions and estimates related to, its benefit plan assets and liabilities, including with respect to its pension and other post-retirement benefit plans, that could increase expenses and plan funding requirements; changes in federal or state general, income and other tax laws, including (i) future significant tax legislation or regulations; and (ii) the availability of, or the Company’s compliance with, the terms of applicable tax credits and tax abatement programs; migration of customers into or out of the Company’s service territories and changes in water and energy consumption resulting therefrom; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the Company’s utility subsidiaries, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the Company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges, changes in fair value and other adjustments related to the Company’s goodwill or the value of its other assets; labor actions, including work stoppages and strikes; the Company’s ability to retain and attract highly qualified and skilled employees and/or diverse talent; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements American Water makes speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or

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combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.
AWK-IR

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended March 31,
	2023	2022
Operating revenues	$938	$842
Operating expenses:
Operation and maintenance	393	364
Depreciation and amortization	172	158
General taxes	78	74
Total operating expenses, net	643	596
Operating income	295	246
Other income (expense):
Interest expense	(115)	(100)
Interest income	14	13
Non-operating benefit costs, net	9	19
Other, net	11	15
Total other (expense) income	(81)	(53)
Income before income taxes	214	193
Provision for income taxes	44	35
Net income attributable to common shareholders	$170	$158

Basic earnings per share:
Net income attributable to common shareholders	$0.91	$0.87
Diluted earnings per share:
Net income attributable to common shareholders	$0.91	$0.87
Weighted-average common shares outstanding:
Basic	186	182
Diluted	186	182

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Property, plant and equipment	$30,214	$29,736
Accumulated depreciation	(6,582)	(6,513)
Property, plant and equipment, net	23,632	23,223
Current assets:
Cash and cash equivalents	213	85
Restricted funds	29	32
Accounts receivable, net of allowance for uncollectible accounts of $55 and $60, respectively	318	334
Income tax receivable	96	114
Unbilled revenues	289	275
Materials and supplies	103	98
Other	290	312
Total current assets	1,338	1,250
Regulatory and other long-term assets:
Regulatory assets	1,004	990
Seller promissory note from the sale of the Homeowner Services Group	720	720
Operating lease right-of-use assets	83	82
Goodwill	1,143	1,143
Other	366	379
Total regulatory and other long-term assets	3,316	3,314
Total assets	$28,286	$27,787

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 31, 2023	December 31, 2022
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 200,058,247 and 187,200,539 shares issued, respectively)	$2	$2
Paid-in-capital	8,519	6,824
Retained earnings	1,437	1,267
Accumulated other comprehensive loss	(23)	(23)
Treasury stock, at cost (5,414,795 and 5,342,477 shares, respectively)	(388)	(377)
Total common shareholders' equity	9,547	7,693
Long-term debt	10,485	10,926
Redeemable preferred stock at redemption value	2	3
Total long-term debt	10,487	10,929
Total capitalization	20,034	18,622
Current liabilities:
Short-term debt	—	1,175
Current portion of long-term debt	727	281
Accounts payable	193	254
Accrued liabilities	561	706
Accrued taxes	74	49
Accrued interest	114	91
Other	223	255
Total current liabilities	1,892	2,811
Regulatory and other long-term liabilities:
Advances for construction	321	316
Deferred income taxes and investment tax credits	2,483	2,437
Regulatory liabilities	1,568	1,590
Operating lease liabilities	70	70
Accrued pension expense	215	235
Other	192	202
Total regulatory and other long-term liabilities	4,849	4,850
Contributions in aid of construction	1,511	1,504
Commitments and contingencies
Total capitalization and liabilities	$28,286	$27,787

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American Water Works Company, Inc. and Subsidiary Companies
Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

	For the Twelve Months Ended March 31,
(Dollars in millions)	2023	2022
Total operation and maintenance expenses	$1,619	$1,723
Less:
Operation and maintenance expenses—Other	258	403
Total operation and maintenance expenses—Regulated Businesses	1,361	1,320
Less:
Regulated purchased water expenses	153	155
Allocation of non-operation and maintenance expenses	26	29
Adjusted operation and maintenance expenses—Regulated Businesses (i)	$1,182	$1,136

Total operating revenues	$3,889	$3,881
Less:
Operating revenues—Other	302	474
Total operating revenues—Regulated Businesses	3,587	3,407
Less:
Regulated purchased water revenues (a)	153	155
Revenue reductions from the amortization of EADIT	(85)	(102)
Adjusted operating revenues—Regulated Businesses (ii)	$3,519	$3,354

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	33.6%	33.9%
(a)The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

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